Exhibit 23.04

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 28, 2011 relating to the financial statements and financial statement schedule of Southwestern Public Service Company appearing in the Annual Report on Form 10-K of Southwestern Public Service Company for the year ended December 31, 2010, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
June 3, 2011